Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Meten International Education Group:

We consent to the use of our report dated March 20, 2019, with respect to the consolidated balance sheets of Meten International Education Group and subsidiaries as of December 31, 2017 and 2018, the related consolidated statements of comprehensive (loss) income, changes in shareholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, included herein and to the reference to our firm under the heading “Experts” in this Registration Statement on Form F-4 of Meten EdtechX Education Group Ltd..

/s/ KPMG Huazhen LLP

Shenzhen, China
January 8, 2020